Exhibit 10.17

REPAYMENT AGREEMENT

This repayment agreement (this "**Repayment Agreement**") is dated on and shall be effective from 05/06/2026 2026 (the "**Effective Date**").

BETWEEN:

(1) **PERIDOT CAPITAL SOLUTIONS HONG KONG LIMITED**, a company incorporated and existing under the laws of Hong Kong with business registration number 72913544, with its registered office at 31/F, Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (the "**Creditor**"); and

(2) **DR ASHLEYS HK LIMITED**, a company incorporated and existing under the laws of Hong Kong with business registration number 59623306, with its registered office at Unit 4, 15/F, West Wing Peninsula Square, No. 18 Sung On Street, Hung Hom, Kowloon, Hong Kong (the "**Debtor**"),

(collectively referred to as the "**Parties**", and each referred to as a "**Party**").

WHEREAS:

(A) The Creditor and the Debtor entered into a payment agreement dated 11 November 2024 ("**Payment Agreement**"), whereby it was agreed that Creditor would fund the Debtor's purchase of products from various suppliers by paying relevant invoices on the Debtor's behalf, which would thereafter be repaid by the Debtor to the Creditor on the Due Date (as defined in the Payment Agreement) in accordance with the terms of the Payment Agreement.

(B) It was further agreed in the Payment Agreement that:

(i) the program fee rate shall be the Base Rate (as defined in the Payment Agreement) plus 5% per annum ("**Program Fee**"); and
(ii) the late payment charge shall be 9.5% per annum above Base Rate (as defined in the Payment Agreement) accruing on a day to day basis ("**Late Payment Charge**").

(C) The following sums are due and payable by the Debtor to the Creditor as per invoices issued under the Payment Agreement:

(i) US$1,303,750.00 in respect of invoice FPPL/24-25/EX/255 dated 26 December 2024;
(ii) US$74,052.42 in respect of invoice FPPL/24-25/EX/256 dated 28 December 2024;
(iii) US$1,150,500.00 in respect of invoice FLPL/EX350/2024-25 dated 23 November 2024;
(iv) US$1,117,500.00 in respect of invoice FPPL/24-25/EX/264 dated 20 February 2025;
(v) US$1,342,250.00 in respect of invoice FLPL/EX365/2024-25 dated 20 February 2025;
(vi) US$1,150,500.00 in respect of invoice FLPL/EX451/2024-25 dated 28 March 2025; and
(vii) US$1,162,500.00 in respect of invoice FPPL/25-26/EX/280 dated 15 April 2025,

in aggregate amounting to US$7,301,052.42 (the "**Outstanding Principal Debt**").

(D) In breach of its obligations under the Payment Agreement, the Debtor has failed to pay to the Creditor the following sums:

(i) the Outstanding Principal Debt as set out in recital (C) above in the sum of US$7,301,052.42;
(ii) the outstanding Program Fee in the sum of US$229,942.47 ("**Outstanding Program Fee**"); and
(iii) the outstanding Late Payment Charge in respect of the Outstanding Principal Debt and the Outstanding Program Fee ("**Outstanding Late Payment Charge**").

The Outstanding Late Payment Charge shall continue to accrue on a day to day basis until settlement of Outstanding Principal Debt and Outstanding Program Fee in full.

(Hereinafter, the Outstanding Principal Debt, the Outstanding Program Fee, and the Outstanding Late Payment Charge shall collectively be referred to as the "**Outstanding Balance**")

(E) On 17 October 2025, the Creditor served a copy of its statutory demand on the Debtor with respect to the Outstanding Balance, demanding payment of the Outstanding Balance.

(F) On 10 December 2025, the Debtor paid to the Creditor the sum of US$125,000 in partial payment against the Outstanding Balance.

(G) On 12 February 2026, the Debtor paid to the Creditor the sum of US$100,000 in partial payment against the Outstanding Balance.

(H) As of 24 March 2026, the Outstanding Balance amounted to US$8,089,652.54.

(I) Following negotiations held between the Parties, the Parties have reached an agreement for the Debtor's repayment of the Outstanding Balance, subject to and upon the terms and conditions set out in this Repayment Agreement.

NOW THEREFORE, and in consideration of the mutual undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, **IT IS HEREBY AGREED** as follows:

1. Terms of Repayment

1.1. The Parties agree that the recitals to this Repayment Agreement are incorporated by reference as an integral part of this Repayment Agreement and acknowledge and agree that the recitals are correct and true in all respects.

1.2. The Debtor hereby acknowledges and agrees the Outstanding Balance, as set out at Clause 2.1 below, has been properly demanded by the Creditor and that there is no dispute or counterclaim arising in connection with the Payment Agreement.

1.3. Upon full payment of the Outstanding Balance and full performance of all obligations in accordance with the terms of this Repayment Agreement, the Debtor shall be released and discharged from all liability in connection with the Outstanding Balance and the Repayment Agreement.

2. Repayment Schedule

2.1. The Debtor shall pay or cause to be paid to the Creditor the Outstanding Balance according to the instalments and timelines as set out in Schedule 1 to this Repayment Agreement.

2.2. Each instalment of the Outstanding Balance as stipulated in Clause 2.1 shall be paid, free of any and all banking charges and/or applicable tax, to the Creditor by way of bank transfer to the following account.

[redacted]

2.3. Within three (3) days of payment of each instalment of the Outstanding Balance as stipulated in Clause 2.1, the Debtor shall provide proof of remittance to the satisfaction of the Creditor that payment has been effected on the relevant date.

2.4. If the due date for any instalment under Clause 2.1 above falls on a non-Banking Day, payment shall be made on the next Banking Day. "*Banking Day*" shall mean any day upon which banks are generally open for business in Hong Kong and Singapore.

2.5. For the avoidance of doubt, the Late Payment Charge shall continue to accrue on the Outstanding Balance (or any part thereof remaining unpaid) from 24 March 2026 until the date of actual payment in full. The final instalment payable on 30 December 2026 shall include all accrued and unpaid Late Payment Charges.

3. Reimbursement of Legal Costs

3.1. The Debtor acknowledges that:

(i) as at 20 May 2026, the Creditor had incurred legal fees and liability for legal fees and associated costs in connection with the recovery of the Outstanding Balance in the aggregate amount of approximately HK$616,748.50; and

(ii) additional legal fees and associated costs will be incurred by the Creditor in connection with the withdrawal of the winding-up petition in HCCW 102 of 2026,

(hereinafter collectively be referred to as "**Legal Costs**").

3.2. As a condition precedent to this Repayment Agreement entering into effect, the Debtor agrees to pay **HK$800,000** (the "**Legal Costs Reimbursement**") to the Creditor on account of the Creditor's Legal Costs, free of any and all banking charges and/or applicable tax, to the account specified in Clause 2.2.

3.3. The Legal Costs Reimbursement in clause 3.2 above shall be in addition to, and separate from, the obligation to repay the Outstanding Balance.

3.4. To the extent that the Creditor's Legal Costs do not exceed the Legal Costs Reimbursement as at 30 December 2026, the Creditor shall set off such excess against the Outstanding Balance.

3.5. The Debtor shall, on demand, reimburse the Creditor for all costs and expenses (including legal fees on a full indemnity basis) incurred by the Creditor in connection with the enforcement or preservation of any rights under this Repayment Agreement, the Personal Guarantee, the Corporate Guarantee, or the Equitable Mortgage Over Shares.

4. **Personal Guarantee**

As a condition precedent to this Repayment Agreement entering into effect, and in order to secure the payment, performance and satisfaction of the Outstanding Balance, the Debtor shall procure the due execution of a Deed of Personal Guarantee from Kanans Visvanats (also known as Kannan Vishwanatth) as set out in Schedule 2 to this Repayment Agreement.

5. **Corporate Guarantee**

As a condition precedent to this Repayment Agreement entering into effect, and in order to secure the payment, performance and satisfaction of the Outstanding Balance, the Debtor shall procure the due execution of a Deed of Corporate Guarantee from Zoar Limited (formerly known as Dr Ashleys Limited, also known as "PubCo" in the Merger and Share Exchange Agreement, as defined below) as set out in Schedule 3 to this Repayment Agreement.

6. **Unrestricted Equity Collateral in Zoar Limited**

6.1. On or around 20 June 2025, the following parties entered into a Merger and Share Exchange Agreement, which was amended by an amendment dated 27 February 2026, as amended and supplemented from time to time (collectively, the "**Merger and Share Exchange Agreement**"):

(i) Impact BioMedical, Inc. ("**Impact**");
(ii) Zoar Limited (formerly known as Dr Ashleys Limited), a Cayman Islands exempted company limited by shares ("**PubCo**");
(iii) Dr Ashleys Nevada Sub, Inc., a Nevada corporation and wholly-owned subsidiary of PubCo ("**Merger Sub**");
(iv) Zoar Labs Limited (formerly known as Dr Ashleys Bio Labs Limited), a Cayman Islands exempted company limited by shares ("**Zoar**"); and
(v) Kanans Visvanats, a Latvian national in his capacity as the sole shareholder of Zoar ("**Zoar Shareholder**").

Pursuant to the Merger and Share Exchange Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub shall be merged with and into Impact with Impact being the surviving entity, and (ii) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding ordinary shares of Zoar from the Zoar Shareholder.

6.2. The Debtor covenants that it shall procure within 14 days of the date of this Repayment Agreement:

(i) the charge by way of equitable mortgage by Zoar Shareholder to the Creditor of not less than 1,334,000 shares in PubCo, and
(ii) the due execution of the equitable mortgage over shares by Zoar Shareholder as set out in Schedule 4 to this Repayment Agreement with respect to the PubCo Shares.

6.3. All Shares charged by way of equitable mortgage to the Creditor shall be of the same class and carry the same rights and benefits as those shares held by the Zoar Shareholder.

6.4. Upon the listing of PubCo's shares on the NYSE American or another recognized stock exchange:

(i) Debtor covenants that it shall, simultaneously with such listing, procure the deposit of such shares in Pubco with an aggregate market value of not less than

US$8,000,000 (the "**Shares**") into a securities account covered by a control agreement in form and substance satisfactory to the Creditor, whereby the bank/brokerage/operator of the securities account acknowledges that it will comply with the Creditor's instructions without requiring the further consent of the Debtor, Pubco or Zoar Shareholder; and

(ii) if at any time the aggregate market value of the Shares falls below US$6,000,000, the Debtor shall, within five (5) Banking Days of notification by the Creditor (or such later date as may be required to comply with applicable U.S. securities laws, the rules of the relevant stock exchange, procure the charge by way of equitable mortgage by Zoar Shareholder to the Creditor of such additional shares or cash collateral as is necessary to restore the aggregate value of the collateral held by the Creditor to not less than US$8,000,000. Failure to comply with this obligation shall constitute an event of default under Clause 8.

7. Conditions Precedent to the Repayment Agreement

7.1. This Repayment Agreement shall be effective upon delivery of the following documents at or prior to completion of this Repayment Agreement:

(a) Creditor's confirmation that the <u>Legal Costs Reimbursement</u> has been received in full;

(b) a duly executed and notarised <u>Deed of Personal Guarantee</u> by Kanans Visvanats, along with all the schedules thereto (if applicable), in the form set out in Schedule 2 to this Repayment Agreement; and

(c) a duly executed <u>Deed of Corporate Guarantee</u> by Zoar Limited, along with all the schedules thereto (if applicable), in the form set out in Schedule 3 to this Repayment Agreement.

7.2. Subject to (a) compliance with the Conditions Precedent, and (b) due execution of this Repayment Agreement, on or before 8 June 2026, the Creditor shall apply to withdraw the winding-up petition filed in the Hong Kong courts under action number HCCW 102 of 2026 with (i) no order as to costs, and (ii) without prejudice to the Creditor's right to reissue a Winding-up Petition in the event that the Debtor is in breach of its obligations under this Repayment Agreement at any time, or the whole or part of the Outstanding Balance remains unpaid as at 31 December 2026.

7.3. The Debtor shall provide the Creditor with all assistance reasonably required in order to achieve the withdrawal of the winding-up petition in HCCW 102 of 2026.

7.4. Any costs ordered by the Court of its own accord as a consequence of the withdrawal shall be borne by the Debtor.

8. Default

8.1. If any of the following occur:

(a) Debtor fails to make payment of any of the instalments of the Outstanding Balance on or before the stipulated dates set out in Clause 2.1;

(b) Debtor fails to make payment of any written demand on or before the stipulated timeframe set out in Clause 3.3;

(c) Debtor fails to provide to the Creditor or procure the due execution of the documents set out in Clause 7.1 by 4pm HKT on Friday, 5 June 2026;

(d) Debtor fails to make the notation of the security in the register of members of the Company within five (5) business days from the date of the Equitable Mortgage Over Shares;

(e) Debtor has a receiver, manager, administrator, administrative receiver or liquidator appointed over the whole or any part of its undertaking or assets;
(f) any event or circumstance occurs which, in the reasonable opinion of the Creditor, has or is likely to have a material adverse effect on the Debtor's ability to perform its obligations under this Repayment Agreement,
(g) any event of default (howsoever described) occurs under the Personal Guarantee, the Corporate Guarantee, or the Equitable Mortgage Over Shares ,
(h) PubCo has a receiver, manager, administrator, administrative receiver or liquidator appointed over the whole or any part of its undertaking or assets;
(i) Debtor ceases to carry on business;
(j) PubCo ceases to carry on business; or
(k) Any failure to comply with Clause 6 above, in whole or in part.

then, in any such case, the Creditor may, at its option, carry out any individual or combination of the following:

(a) serve a written notice of acceleration on the Debtor requiring immediate repayment of the balance of any Outstanding Balance (with credit to be given for sums (if any) already received pursuant to this Repayment Agreement) (the "**Balance Sum**") whereupon the entire Balance Sum shall immediately fall due as a debt which the Debtor shall be immediately liable for; or
(b) commence and proceed with winding-up proceedings against the Debtor in Hong Kong; or
(c) take any action as necessary to enforce its rights under and with respect to the documents entered into pursuant to Clauses 4, 5 and 6.

8.2. The Creditor shall then be entitled (but not obliged) and hereby reserves its right to terminate the Repayment Agreement and to pursue a claim against the Debtor for the Balance Sum under the terms of this Repayment Agreement.

9. Representations and Warranties

9.1. Each Party represents and warrants to the other Party that:

(a) it has the right, power and authority to enter into, execute, deliver and perform its obligations under this Repayment Agreement;
(b) all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Repayment Agreement, (ii) to ensure that those obligations are legally binding and enforceable, and (iii) to make this Repayment Agreement admissible in evidence in any relevant jurisdiction have been taken, fulfilled and done;
(c) its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Repayment Agreement do not and will not violate (i) any law to which it is subject, (ii) any provision of its constitutive documents or (iii) any agreement to which it is a party or which is binding on it or its assets; and
(d) its obligations under this Repayment Agreement are valid, binding and enforceable in accordance with their respective terms.

10. Assignment

10.1. The Debtor may not assign or transfer any of its rights or obligations under this Repayment Agreement without the prior written consent of the Creditor. The Creditor may assign or transfer all or any of its rights under this Repayment Agreement without the consent of the Debtor.

10.2. This Repayment Agreement shall be binding on and inure to the benefit of each of the successors and permitted assigns of the Parties, and any reference in this Repayment Agreement to any of the Parties hereto shall be construed accordingly. The Parties warrant that they have not, as at the date of this Repayment Agreement, assigned, charged or hypothecated their interest and/or rights in the debt comprising the Outstanding Balance.

11. Entire Agreement

11.1. This Repayment Agreement contains the entire agreement and understanding between the Parties as to the subject matter of this Repayment Agreement and supersedes all prior communications and agreements between the Parties and/or their representatives.

11.2. Each of the Parties acknowledges that, except as expressly stated in this Repayment Agreement, it has not entered into this Repayment Agreement on the basis of, and does not rely on any statement, representation, warranty or undertaking, made, given or agreed to or by any of the other Parties.

12. Waiver

12.1. No failure on the part of the Creditor to exercise, and no delay on its part in exercising, any right or remedy under this Repayment Agreement shall operate as a waiver thereof or be sufficient to raise an estoppel against the Creditor or in favour of the Debtor, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

12.2. No indulgence granted by the Creditor shall be construed as a waiver of its rights or remedies against the Debtor. No waiver of any terms in this Repayment Agreement shall be valid unless being made in writing signed by or on behalf of the Party granting the waiver.

13. Variation

13.1. This Repayment Agreement shall not be amended, varied, supplemented or otherwise modified except by an amendment in writing signed by an authorised representative(s) of each of the Parties to this Repayment Agreement.

14. Severability

14.1. If any provision or part-provision of this Repayment Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Repayment Agreement.

15. Time

Time shall be of the essence in respect of all payment obligations and all other obligations of the Debtor under this Repayment Agreement.

16. Confidentiality

16.1. The terms of this Repayment Agreement shall be confidential to the Parties and their respective solicitors and Counsel, and shall not be disclosed, or otherwise communicated in any manner, by any of the Parties to any third party without the prior written consent of each of the Parties, other than:

(a) to the Parties' respective auditors, insurers and lawyers on terms which preserve confidentiality; or

(b) pursuant to an order of a court of competent jurisdiction or pursuant to any proper order or demand made by any competent authority or body where the disclosing Party is under a legal or regulatory obligation to make such a disclosure; or

(c) as far as necessary to implement and enforce any of the terms of this Repayment Agreement.

17. Rights of Third Parties

17.1. A person who is not a party to this Repayment Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Repayment Agreement.

18. Notices

18.1. Notices served under this Repayment Agreement shall be deemed valid if sent by registered post, e-mail or fax to the Parties' respective addresses set out below, or their appointed legal advisers. Such notice shall be deemed duly served:

(a) if it is sent by registered post, three (3) days after posting thereof, or

(b) if it is sent by email or fax, immediately after transmission thereof, if the date of the transmission is a Banking Day, and if such a date is not a Banking Day, then the notice by email or facsimile shall be deemed to be served on the immediately following Banking Day.

18.2. In proving the giving of a notice or any other document under or in respect of this Repayment Agreement it shall be sufficient to show:

(a) if by way of registered post, that the notice has been duly addressed and posted; to the below addresses or;

(b) if by way of email and/or fax, that the email and/or fax was duly transmitted from the despatching terminal as evidenced by a transmission report generated by the despatching terminal.

18.3. Such notice to each Party shall be sent to the addresses set out below:

(a) Creditor
PERIDOT CAPITAL SOLUTIONS HONG KONG LIMITED
Address: 31/F, Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong
[redacted]

(b) Debtor
DR ASHLEYS HK LIMITED
Address: Unit 4, 15/F, West Wing Peninsula Square, No. 18 Sung On Street, Hung Hom, Kowloon, Hong Kong
[redacted]

19. Jurisdiction

Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non- contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

20. Governing Law

This Repayment Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

21. Counterparts

This Repayment Agreement may be executed in any number of counterparts or duplicates, each of which shall be an original, and such counterparts or duplicates shall together constitute one and the same agreement.

[redacted]

SCHEDULE 2

PERSONAL GUARANTEE BY KANANS VISVANATS

SCHEDULE 3

CORPORATE GUARANTEE BY ZOAR LIMITED

SCHEDULE 4

EQUITABLE MORTGAGE OVER SHARES